Exhibit 99.1

Shareholder Alert – SB 799 calendared for Oct 17

October 03, 2017
Pennsylvania Senate Bill 799, introduced to establish a competitive bidding program to reduce the state’s clean water costs, will be considered in the PA Senate Environmental Resources and Energy Committee on Tuesday, October 17, 2017. For more information on the bill, including links to the SB 799 Legislative website page, see Bion’s press release, dated June 29, 2017. Additional news and information related to Pennsylvania’s clean water issues and its Chesapeake Bay mandates can be reviewed on the Policy Page of Bion’s website.
In other news, on Monday, Oct 2, 2017, Bion executed an agreement with Bradley Woods & Co., Ltd., a New York investment banking firm, to provide strategic and financial advice to Bion.
For more information, please contact Craig Scott at (303) 843-6191 or cscott@biontech.com.